                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )/1

                           Ista Pharmaceuticals, Inc.
       -----------------------------------------------------------------

                                (Name of Issuer)

                                  Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                  45031X 10 5
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                August 22, 2000
       -----------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


--------
       1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP No. 45031X 10 5                                         Page 2 of 10 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                          Domain Partners
     I.R.S. Identification                             III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                          (a) [ X ]
     if a Member of a Group                             (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                     5)   Sole Voting         1,552,843 shares
Shares Beneficially                Power               of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                   -0-
                              --------------------------------------------------
                              7)   Sole Disposi-       1,552,843 shares
                                   tive Power          of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power          -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                     1,552,843 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        10.1%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                PN

CUSIP No. 45031X 10 5                                         Page 3 of 10 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                          DP III Associates,
     I.R.S. Identification                             L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                          (a) [ X ]
     if a Member of a Group                             (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                     5)   Sole Voting         50,509 shares
Shares Beneficially                Power               of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                   -0-
                              --------------------------------------------------
                              7)   Sole Disposi-       50,509 shares
                                   tive Power          of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power          -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                     50,509 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.3%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                PN


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CUSIP No. 45031X 10 5                                         Page 4 of 10 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                          Domain Associates,
     I.R.S. Identification                             L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a) [ X ]
     if a Member of a Group                              (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                     5)   Sole Voting         119,999 shares
Shares Beneficially                Power               of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                   -0-
                              --------------------------------------------------
                              7)   Sole Disposi-       119,999 shares
                                   tive Power          of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power          -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                     119,999 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.8%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                OO

CUSIP No. 45031X 10 5                                         Page 5 of 10 Pages


                                  Schedule 13G
                                  ------------

Item 1(a) -    Name of Issuer: Ista Pharmaceuticals, Inc.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               15279 Alton Parkway 100
               Irvine, CA  92618

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Domain Partners III, L.P., a Delaware limited partnership ("Domain III"), DP III Associates, L.P., a Delaware limited partnership ("DP III A"), and Domain Associates, L.L.C, a Delaware limited liability company (collectively, the "Reporting Persons").

Item 2(b) -    Address of Principal Business Office:

               One Palmer Square
               Princeton, NJ  08542

Item 2(c) -    Place of Organization:

               Domain III:  Delaware
               DP III A:  Delaware
               DA: Delaware

Item 2(d) -    Title of Class of Securities:

               Common Stock

Item 2(e) -    CUSIP Number: 45031X 10 5

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or
               13d-2(b):

               Not applicable.


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CUSIP No. 45031X 10 5                                         Page 6 of 10 Pages

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               Domain III: 1,552,843 shares of Common Stock
               DP III A: 50,509 shares of Common Stock
               DA: 119,999 shares of Common Stock

               (b)  Percent of Class:

               Domain III: 10.1%
               DP III A: 0.3%
               DA: 0.8%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                Domain III: 1,552,843 shares of Common Stock
                DP III A: 50,509 shares of Common Stock
                DA: 119,999 shares of Common Stock

                (ii) shared power to vote or to direct the vote: -0-

                (iii) sole power to dispose or to direct the disposition of:

                Domain III: 1,552,843 shares of Common Stock
                DP III A: 50,509 shares of Common Stock
                DA: 119,999 shares of Common Stock

                (iv) shared power to dispose or to direct the disposition of:
                     -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6 -       Ownership of More than Five Percent on Behalf of Another Person:


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CUSIP No. 45031X 10 5                                         Page 7 of 10 Pages

               Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Company:

               Not applicable.

Item 8 -       Identification and Classification of Members of the Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.

Item 10 -      Certification:

               Not applicable.


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CUSIP No. 45031X 10 5                                         Page 8 of 10 Pages

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              DOMAIN PARTNERS III, L.P.
                                              By:  One Palmer Square Associates
                                              III, L.P., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       General Partner


                                              DP III ASSOCIATES, L.P.
                                              By:  One Palmer Square Associates
                                              III, L.P., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       General Partner


                                              DOMAIN ASSOCIATES, L.L.C.


                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       Managing Member


Date: February 9, 2001


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CUSIP No. 45031X 10 5                                         Page 9 of 10 Pages

                                                                       EXHIBIT 1
                                  AGREEMENT OF
                           DOMAIN PARTNERS III, L.P.,
                            DP III ASSOCIATES, L.P.
                                      AND
                           DOMAIN ASSOCIATES, L.L.C.
                           PURSUANT TO RULE 13d-1(f)
                           -------------------------

                  The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                                              DOMAIN PARTNERS III, L.P.
                                              By:  One Palmer Square Associates
                                              III, L.P., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       General Partner


                                              DP III ASSOCIATES, L.P.
                                              By:  One Palmer Square Associates
                                              III, L.P., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       General Partner


                                              DOMAIN ASSOCIATES, L.L.C.


                                              By /s/ Kathleen K. Schoemaker
                                                --------------------------------
                                                       Managing Member


Date: February 9, 2001


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CUSIP No. 45031X 10 5                                        Page 10 of 10 Pages
                                                                       EXHIBIT 2

                       Identification and Classification
                            of Members of the Group
                       ---------------------------------

                  Domain Partners III, L.P., DP III Associates, L.P. and Domain Associates, L.L.C. are filing this statement on Schedule 13G as a group.

                  Domain Partners III, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates III, L.P., a Delaware limited partnership.

                  DP III Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates III, L.P., a Delaware limited partnership.

                  Domain Associates, L.L.C. is a Delaware limited liability company.